Exhibit 99.1

NEWS RELEASE	Contact:
Scott N. Kodama
skodama@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2020 RESULTS

KAPALUA RESORT, Hawaii, April 22, 2020 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.07 million, or $(0.06) per share, for the first quarter of 2020, compared to a net loss of $1.10 million, or $(0.06) per share, for the first quarter of 2019. The Company reported total operating revenues of $2.04 million and $2.33 million during the three months ended March 31, 2020 and 2019, respectively.

The Company did not have any real estate asset sales during the first quarters of 2020 or 2019.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2020	2019
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$69	$157
Leasing	1,736	1,916
Resort amenities and other	230	261
Total operating revenues	2,035	2,334

OPERATING COSTS AND EXPENSES
Real estate	175	264
Leasing	776	720
Resort amenities and other	570	311
General and administrative	760	864
Share-based compensation	425	598
Depreciation	323	361
Total operating costs and expenses	3,029	3,118

OPERATING LOSS	(994)	(784)
Pension and other post-retirement expenses	(117)	(253)
Interest expense	(46)	(47)
LOSS FROM CONTINUING OPERATIONS	$(1,157)	$(1,084)
Income (Loss) from discontinued operations, net	83	(11)
NET LOSS	$(1,074)	$(1,095)
Pension, net	206	211
COMPREHENSIVE LOSS	$(868)	$(884)

EARNINGS (LOSS) PER COMMON SHARE-BASIC AND DILUTED
Loss from Continuing Operations	$(0.06)	$(0.06)
Income (Loss) from Discontinued Operations	$-	$-
Net Loss	$(0.06)	$(0.06)